Proxy Statement Pursuant to section 14(a) of the
                         Securities Exchange Act of 1934

                               (Amendment No.    )


                              --------------------

                           Filed by the Registrant [x]
                 Filed by a Party other than the Registrant [ ]


                              --------------------
 [ ] Preliminary Proxy Statement  [X] Definitive Proxy Statement
 [ ] Definitive Additional Materials [ ] Soliciting Material Pursuant to
                                         240-14a-11 (c) or 240.14a-12

                             -----------------------

                              TPI ENTERPRISES, INC.
                              ---------------------
                (Name of Registrant as Specified in its Charter)


                             ----------------------

                              TPI ENTERPRISES, INC
                              --------------------
                   (Name of Person(s) Filing Proxy Statement)


                               -------------------

Payment of Filing Fee (Check the appropriate box):
- --------------------------------------------------

[x]  $125 per Exchange Act Rules 0-11(c) (1) (ii), 14a-6(1) (10, or
     14a-6 (j) (2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i) (3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11*:
     (4)  Proposed maximum aggregate value of transaction:

 ---------------------

     * Set forth the amount on which the filing fee is calculated and state how it was determined.


                            ------------------------

[ ] Check box if any of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          (1)  Amount Previously Paid:
          (2)  Form, Schedule or Registration No.:
          (3)  Filing Party;
          (4)  Date Filed:

                             TPI ENTERPRISES, INC.
                                 PHILLIPS POINT
                             EAST TOWER, SUITE 909
                            777 SOUTH FLAGLER DRIVE
                         WEST PALM BEACH, FLORIDA 33401

                            ------------------------
                            NOTICE OF ANNUAL MEETING
                            TO BE HELD MAY 19, 1994
                            ------------------------

To all Shareholders of
  TPI ENTERPRISES, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of TPI ENTERPRISES, INC., a New Jersey corporation (the "Company"), will be held at the Palm Beach Gardens Marriott, 4000 RCA Boulevard, Palm Beach Gardens, Florida, on May 19, 1994 at the hour of 9:00 a.m., local time, for the following purposes:

          1. To elect ten directors of the Company for a one year term.

          2. To approve an amendment to the Company's Non-Employee Directors Stock Option Plan.

          3. To ratify the appointment of Deloitte & Touche as independent auditors for the Company's fiscal year ending December 25, 1994.

          4. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on April 15, 1994 are entitled to notice of and to vote at such meeting or any adjournment thereof.

                                          ROBERT A. KENNEDY,
                                          Secretary

West Palm Beach, Florida
April 18, 1994

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT TO THE COMPANY IN THE PREADDRESSED ENVELOPE PROVIDED FOR THAT PURPOSE. ANY SHAREHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                             TPI ENTERPRISES, INC.
                                 PHILLIPS POINT
                             EAST TOWER, SUITE 909
                            777 SOUTH FLAGLER DRIVE
                         WEST PALM BEACH, FLORIDA 33401
                            ------------------------
                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of TPI Enterprises, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on May 19, 1994 (the "Annual Meeting"). All proxies duly executed and received will be voted on all matters presented at the meeting in accordance with the specifications made in such proxies. In the absence of specified instructions, proxies so received will be voted FOR the named nominees to the Company's Board of Directors, FOR approval of the amendment to the Company's Non-Employee Directors Stock Option Plan and FOR ratification of the reappointment of Deloitte & Touche as the Company's independent auditors for the fiscal year ending December 25, 1994. The Board does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees. In the event that any other matter should come before the meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment. A proxy may be revoked at any time before being voted by written notice to such effect received by the Secretary of the Company before the proxy is voted at the Annual Meeting, by delivery to the Company of a subsequently dated proxy or by a vote cast in person at the Annual Meeting by written ballot. The Company will pay the entire expense of soliciting proxies, which solicitation may be by mail, personal interview, telephone and telegraph by Directors, officers and employees of the Company. The Company has retained Kissel-Blake Inc., 25 Broadway, New York, New York as paid solicitors at a cost of $8,500 plus reimbursement of reasonable out-of-pocket expenses.

     The total number of shares of common stock of the Company, par value $.01 per share (the "Common Shares"), outstanding as of April 15, 1994 was 20,297,364. The Common Shares are the only class of securities of the Company entitled to vote, each share being entitled to one non-cumulative vote. Only shareholders of record as of the close of business on April 15, 1994 (the "Record Date") will be entitled to vote at the Annual Meeting. A list of shareholders entitled to vote at the meeting, arranged alphabetically, will be available at the meeting for examination by any shareholder.

     The holders of a majority of the shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the total votes cast in person or by proxy at the Annual Meeting is required for the election of directors. Abstentions are counted as present in determining whether the quorum requirement is satisfied. Proxies returned by brokers as "non-votes" on behalf of shares held in street name because beneficial owners' discretion has been withheld as to one or more matters on the agenda for the Annual Meeting will not be treated as present for purposes of determining a quorum for the Annual Meeting unless they are voted by the broker on at least one matter on the agenda. In tabulating the vote on the election of directors, abstentions and non-votes will be disregarded and will have no effect on the outcome of such vote. The affirmative vote of a majority of the votes cast is required to ratify the appointment of Deloitte & Touche. In determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote. The affirmative vote of the holders of a majority of the Common Shares present in person or by proxy at the Annual Meeting is necessary to approve the amendment to the Company's Non-Employee Directors Stock Option Plan (the "Non-Employee Directors Plan"). In determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against such proposal.

     This Proxy Statement and form of proxy are first being mailed to shareholders of the Company on or about April 18, 1994.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of April 15, 1994, the number and percentage of shares held by all persons who, to the knowledge of the Company, are the beneficial owners of more than 5% of the outstanding Common Shares.

                                                                                    AMOUNT AND
                                                                                     NATURE OF        APPROXIMATE
                        NAME AND ADDRESS OF BENEFICIAL                              BENEFICIAL        PERCENTAGE
                          OWNER OR IDENTITY OF GROUP                                 OWNERSHIP         OF CLASS
- ------------------------------------------------------------------------------  -------------------  -------------
Stephen R. Cohen..............................................................          3,654,432(1)        17.4%
  Phillips Point
  East Tower, Suite 909
  777 South Flagler Drive
  West Palm Beach, Florida
C&C Investment Holdings, L.P..................................................          2,475,144(2)        12.2%
  Phillips Point
  777 South Flagler Drive
  West Palm Beach, Florida
Balanchine Corporation........................................................          1,500,000(3)         7.4%
  P.O. Box 7788
  Nassau, Bahamas
Inversiones Macuto, S.A.......................................................          2,475,144(4)        12.2%
  Calle 53 Con Avenida Lewis
  El Dorado, Panama
Osvaldo Cisneros..............................................................          3,979,144(5)        19.6%
  Aptd. 70519 Los Ruices
  Caracus, Venezuela
The Airlie Group L.P.,........................................................          5,360,911(6)        22.6%
  The Bass Management Trust,
  Sid R. Bass Management Trust,
  Lee M. Bass,
  TPI Investors, L.P., and
  certain related parties
  c/o W. Robert Cotham
  2600 First City Bank Tower
  Fort Worth, Texas
Thomas M. Taylor..............................................................          2,604,523(7)        12.2%
  201 Main Street
  Fort Worth, Texas
American Multi-Cinema, Inc....................................................          1,475,144(8)         7.3%
  106 West 14th Street
  Kansas City, Missouri
Eagle Asset Management, Inc...................................................          1,528,000(9)         7.5%
  880 Carillon Parkway
  St. Petersburg, Florida
College Retirement Equities Fund..............................................          1,430,200(10)         7.0%
  730 Third Avenue
  New York, New York
FMR Corp......................................................................          1,272,306(11)         6.3%
  Edward C. Johnson 3d
  82 Devonshire Street
  Boston, Massachusetts

                                                   (Footnotes on following page)

(Footnotes for preceding page)

- ---------------

 (1) Represents (i) 534,288 Common Shares owned by Mr. Cohen and 2,475,144 Common Shares he may be deemed to beneficially own as the general partner of C&C Investment Holdings, L.P. ("C&C"), a Delaware limited partnership, and (ii) 645,000 Common Shares issuable upon the exercise of presently exercisable options. Mr. Cohen has sole voting and sole dispositive power over the 534,288 Common Shares and the 645,000 Common Shares issuable upon exercise of options. Of the 2,475,144 Common Shares, Mr. Cohen may be deemed to have shared dispositive power over all of such Common Shares, sole voting power over 1,237,572 of such Common Shares and shared voting power over 1,237,572 of such Common Shares. The 2,475,144 Common Shares include 1,000,000 Common Shares purchased by C&C from American Multi-Cinema, Inc. ("AMC") pursuant to the Stock Sale Agreement (the "Stock Sale Agreement") dated March 4, 1991 between C&C and AMC and 1,475,144 additional Common Shares (the "Option Shares") currently owned by AMC which C&C has the option (the "Option") to purchase pursuant to the Option Agreement (the "Option Agreement") dated March 4, 1991 between C&C and AMC.

 (2) On March 4, 1991, C&C was formed, of which Mr. Cohen is the sole general partner and Inversiones Macuto, S.A. ("Macuto"), a Panama corporation of which Mr. Cisneros is the sole shareholder, is the sole limited partner of C&C. On such date, AMC and C&C entered into (i) the Stock Sale Agreement, pursuant to which C&C purchased from AMC 1,000,000 Common Shares, and (ii) the Option Agreement, under which AMC granted C&C an option to purchase up to 1,475,144 Common Shares from AMC pursuant to the Option. C&C has sole voting power and sole dispositive power over such 2,475,144 Common Shares. Pursuant to the Agreement of Limited Partnership dated March 4, 1991 forming C&C, Macuto and Mr. Cohen have shared voting power over 1,000,000 Common Shares purchased pursuant to the Stock Sale Agreement and shared voting power over 237,572 of the Option Shares. Mr. Cohen has sole voting power over the remaining 1,237,572 Option Shares.

 (3) Balanchine Corporation ("Balanchine") is an entity formed by Coutts & Co. ("Coutts"), a Bahamian bank (formerly NatWest International Trust Corporation). Mr. Cisneros has the right to provide instructions to Coutts as to matters relating to voting, disposition and receipt of dividends with respect to the 1,500,000 Common Shares owned by Balanchine. Balanchine may be deemed to have shared voting and shared dispositive power over such 1,500,000 Common Shares with Mr. Cisneros.

 (4) Macuto may be deemed to have shared power to (i) vote 1,000,000 Common Shares purchased by C&C from AMC on April 25, 1991 pursuant to the Stock Sale Agreement and 237,572 Common Shares subject to the option, and (ii) dispose of 1,000,000 Common Shares purchased and 1,475,144 Common Shares subject to the Option, and accordingly Macuto may be deemed to beneficially own 2,475,144 Common Shares.

 (5) Includes 1,500,000 Common Shares owned by Balanchine over which Mr. Cisneros has the right to provide instructions as to voting, disposition and receipt of dividends and thus may be deemed to have shared voting and shared dispositive power over such Common Shares. Also includes 2,475,144 Common Shares beneficially owned by Macuto of which Mr. Cisneros is the sole stockholder, and thus he may be deemed to beneficially own any Common Shares beneficially owned by Macuto. Mr. Cisneros may be deemed to have shared voting power over 1,237,572 of such Common Shares and shared dispositive power over all of such Common Shares. Also includes 2,000 Common Shares issuable upon the exercise of presently exercisable options granted under the Non-Employee Directors Plan and 2,000 Common Shares issuable upon the exercise of options which become exercisable within sixty days. Does not include 11,000 Common Shares issuable upon the exercise of presently non-exercisable option granted pursuant to the Non-Employee Directors Plan, 2,500 of which are subject to shareholder approval of the amendment to such Plan.

 (6) Includes 1,899,120 Common Shares owned by such reporting persons, 1,092,155 Common Shares obtainable upon conversion of the Company's 8 1/4% Convertible Subordinated Debentures due 2002 (the "8 1/4% Debentures"), 1,363,636 Common Shares obtainable upon conversion of the Company's 5% Convertible Senior Subordinated Debentures due 2003 (the "5% Debentures") and 1,000,000 Common Shares obtainable upon exercise of warrants held by such reporting persons. Also includes an aggregate 6,000 Common Shares issuable upon exercise of presently exercisable options held by Messrs. Taylor, Bratton and Marion.

 (7) Includes 1,589,703 Common Shares held by The Airlie Group L.P., over which Mr. Taylor shares dispositive power through TMT-FW, Inc., an additional 546,154 Common Shares obtainable upon conversion of the Company's 8 1/4% Debentures held by The Airlie Group L.P., and an additional 466,666 Common Shares obtainable upon exercise of warrants held by The Airlie Group L.P. Also includes 2,000 Common Shares issuable upon the exercise of presently exercisable options. Does not include 13,000 Common Shares obtainable upon exercise of presently non-exercisable options granted pursuant to the Non-Employee Directors Plan, 2,500 of which are subject to shareholder approval of the amendment to such Plan.

 (8) Based upon the Schedule 13D Amendment No. 3 of AMC dated May 13, 1991. Represents 1,475,144 Common Shares over which AMC has shared dispositive power. Pursuant to the Option Agreement, AMC has granted an irrevocable proxy to C&C to vote such shares for as long as they are subject to the Option.

 (9) Based upon the Schedule 13G filed by Eagle Asset Management, Inc. with the SEC on February 7, 1994.

(10) Based upon the Schedule 13G filed by College Retirement Equities Fund with the SEC on February 15, 1994.

(11) Based upon the Schedule 13G filed by FMR Corp. and Edward C. Johnson 3d with the SEC on February 11, 1994.

                             ELECTION OF DIRECTORS

     Ten directors are to be elected at the Annual Meeting to serve for a term of one year or until their respective successors shall have been elected and shall have qualified. Except as herein stated, the proxies solicited hereby will be voted FOR the election of the nominees listed below. All nominees, if elected, are expected to serve until the next succeeding annual meeting of shareholders.

     The Board has been informed that all persons listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the named proxies will vote for the election of such other person or persons as they, in their discretion, may choose. The Board has no reason to believe that any such nominees will be unable or unwilling to serve.

 THE BOARD UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF THE BELOW
                          LISTED NOMINEES AS DIRECTORS

     The name, age, principal occupation for the last five years, selected biographical information, and period of previous service as a director of the Company with respect to each such nominee are set forth below. The principal occupations listed refer to positions with the Company unless otherwise indicated.

                                   POSITIONS AND OFFICES PRESENTLY     DIRECTOR
    NAME                    AGE         HELD WITH THE COMPANY           SINCE
- --------------------------  ---  ------------------------------------  --------
Stephen R. Cohen(1).......  51   Chairman of the Board and Director       1976
J. Gary Sharp(1)..........  47   President, Chief Executive Officer       1992
                                   and Director
Frederick W. Burford(1)...  43   Executive Vice President, Chief          1993
                                   Financial Officer and Director
Paul James Siu(1).........  59   Director                                 1986
Edwin B. Spievack(1)......  61   Director                                 1986
Osvaldo Cisneros(1).......  53   Director                                 1992
Thomas M. Taylor(1).......  51   Director                                 1993
John L. Marion, Jr.(1)....  32   Director                                 1993
Douglas K. Bratton(1).....  35   Director                                 1993
Lawrence F. Levy(1).......  50   Director                                 1993

- ---------------

(1) Pursuant to an agreement dated March 19, 1993, by and among the Company, The Airlie Group L.P. ("Airlie"), The Bass Management Trust ("BMT"), Sid R. Bass Management Trust ("SRBMT"), Lee M. Bass ("LMB") and TPI Investors, L.P. ("Investors"), (Airlie, BMT, SRBMT, LMB and Investors are collectively referred to as the "Purchasers") the Company agreed (i) to increase the size of the Board and appoint Thomas M. Taylor, John L. Marion, Jr. and Douglas
    K. Bratton as Directors and (ii) to seek the resignation or removal of such other then existing directors so that the Board would consist of (a) Messrs. Taylor, Marion and Bratton (b) Messrs. Cohen, Sharp and Burford and Cisneros (collectively, the "Current Directors"), and (c) two of the independent directors then serving on the Board as chosen by mutual agreement of the Current Directors and the Purchasers (Messrs. Siu and Spievack) and (d) a new independent Director as recommended by the Purchasers, and mutually agreement to by the Current Directors and the Purchasers (Mr. Levy).

     Stephen R. Cohen has served as Chairman of the Board of Directors of the Company since March 1976. He served as Chief Executive Officer of the Company from March 1976 through March 19, 1993 and as President of the Company from September 1976 through January 1980.

     Mr. Sharp joined the Company in September 1989 when he was elected President and Chief Operating Officer of TPI Restaurants, Inc., a wholly owned subsidiary of the Company ("Restaurants"). In March 1993, J. Gary Sharp was elected President and Chief Executive Officer of the Company. Mr. Sharp was President of Sharp Concepts Inc. from 1985 through September 1989 and was Vice President of Shoney's, Inc. from 1981 through 1985.

     Mr. Burford joined the Company in November 1991 when he was appointed Vice President, Chief Financial Officer and Treasurer of Restaurants. In March 1993, Frederick W. Burford was elected Executive Vice President and Chief Financial Officer of the Company. From 1988 through 1990,

Mr. Burford was Vice President and Treasurer of Holiday Corporation, from March 1990 through January 1991 he was Vice President and Controller of The Promus Companies, Incorporated ("Promus"), and from February 1991 through October 1991, Vice President, Treasurer and Controller of Promus.

     Paul James Siu, who was elected a director of the Company in September 1986, currently serves as principal of Paul Siu & Company, a business consulting concern. Mr. Siu is also Chairman of Celcor, Inc.

     Edwin B. Spievack, who was elected a director of the Company in September 1986, has served since 1982 as President of the North American
Telecommunications Association, an industry trade association. Mr. Spievack also serves as President of EBSco, Limited, a business consulting concern, and retains his active status as an attorney. Mr. Spievack is also a director of Communications World International, Inc.

     Osvaldo Cisneros, who was elected a director of the Company in 1992, has been President of Ocaat, CA, a holding company that operates numerous Pepsi-Cola plants in Venezuela, since 1984; President of Telefonia Celular, a cellular telephone company, since 1991; President of Produvisa, a glass company, since 1987; President of Refractarios del Caroni, a brick company, since 1980; and President of Central Portuguesa, a sugar mill, since 1985.

     Thomas M. Taylor, who was elected director of the Company on March 19, 1993, has been President of Thomas M. Taylor & Co., an investment entity, since May 1985; and President of TMT-FW, Inc., a corporation that serves as one of two general partners of the general partner of The Airlie Group, L.P., a diversified investment firm, since October 1989. Mr. Taylor is also Chairman of the Board of Directors of La Quinta Inns, Inc.

     John L. Marion, Jr., who was elected director of the Company on March 19, 1993, has served as an investment advisor for TMT-FW, Inc. and The Airlie Group, L.P. since 1990. Mr. Marion was previously a research analyst for Salomon Brothers Inc.

     Douglas K. Bratton, who was elected director of the Company on March 19, 1993, has served as an investment advisor for TMT-FW, Inc. and a partner of The Airlie Group, L.P. since 1989. Prior thereto Mr. Bratton was a Vice President of Smith Barney Harris Upham & Co.

     Lawrence F. Levy is the Chairman of the Boards of The Levy Organization and Levy Restaurants. Levy Restaurants is a food service company that operates restaurants and concession facilities and The Levy Organization is involved in a variety of businesses including, but not limited to, the ownership, management, leasing and development of commercial real estate. Mr. Levy is also a director of Chicago Title and Trust Company.

     The Board of Directors of the Company held eight (8) meetings and acted by unanimous consent on three (3) occasions during the year ended December 26, 1993.

     Messrs. Spievack, Cisneros and Taylor are members of the Compensation Committee, which is charged with periodically reviewing and establishing policies with respect to the compensation of the Company's employees and recommending to the Board appropriate adjustments therein. The Compensation Committee held two (2) meetings during the year ended December 26, 1993.

     Messrs. Spievack, Siu and Bratton are members of the Audit Committee, which reviews accounting and financial matters of the Company, including activities of the Company's independent auditors. The Audit Committee held four (4) meetings during the year ended December 26, 1993.

     Messrs. Cohen, Sharp, Cisneros and Taylor are members of the Nominating Committee which was formed as of March 26, 1993. This Committee, is responsible for reviewing the composition of the Board prior to each annual meeting of shareholders and recommending to the Board changes to such composition.

     No incumbent director during the year ended December 26, 1993 was in attendance at fewer than 75% of the aggregate of (a) the total number of meetings of the Board and (b) the total number of meetings held by all committees of the Board on which he served.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "1934 Act") requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Shares and other equity securities of the Company. Executive officers, directors and beneficial owners of greater than ten-percent of the Common Shares are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations from certain reporting persons that no other reports on forms were required for such persons, during the fiscal year ended December 26, 1993 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with, except for Mr. Cisneros who filed a Form 5 dated February 3, 1993 reporting beneficial ownership, purchases and sales of Common Shares by his wife, Ella Cisneros, of which Mr. Cisneros disclaims beneficial ownership, and Mr. Gowan who was late in filing four Form 4 reports covering 18 transactions subsequent to his retirement from the Company, which were reported in a Form 5 dated February 9, 1994.

COMPENSATION OF DIRECTORS

     During the fiscal year ended December 26, 1993, Messrs. Cisneros, Siu, Spievack, Taylor, Marion, Bratton and Levy were compensated for their services as directors of the Company at the rate of $36,000 per annum.

     Beginning January 1994, non-employee directors who beneficially own or are designated to represent 5% or more of the Common Shares are being compensated for their services as directors of the Company at a reduced rate of $10,000 per annum, and non-employee directors who beneficially own less than 5% of the Common Shares and are not designated as representatives of shareholders who beneficially own 5% or more of the Common Shares are being compensated at a reduced rate of $25,000. Pursuant to this arrangement, Messrs. Cisneros, Taylor, Marion and Bratton receive $10,000 per annum and Messrs. Siu, Spievack and Levy receive $25,000 per annum for their services as directors of the Company. Pursuant to agreements between The Airlie Group L.P. and each of Messrs. Taylor, Marion and Bratton, each of such directors pays the fees he receives for his services as a director of the Company over to The Airline Group L.P.

     Pursuant to the Non-Employee Directors Plan, Messrs. Cisneros, Siu, Spievack, Taylor, Marion, Bratton and Levy were each granted an option to purchase 10,000 Common Shares, and each new non-employee director will be granted an option to purchase 10,000 Common Shares at the time such director is elected to the Board. Under the current terms of the Non-Employee Directors Plan, an additional option to purchase 2,500 Common Shares is granted to each non-employee director serving on the Board on the first business day of each November. Subject to shareholder approval of the amendment to the Non-Employee Directors Plan adopted by the Board, each Non-Employee Director will be granted an option to purchase 2,500 Common Shares on the first business day of each February and August, beginning 1994, provided the director is serving on the Board on the date of the grant. Grants under the Non-Employee Directors Plan generally vest in 20% increments each year following the date of grant. Grants made to non-employee directors on the date the plan was adopted, vested as to each such director as if the grant had been made when he was elected to the Board.

     No other director receives compensation for his services as such.

                             EXECUTIVE COMPENSATION

     The Summary Compensation Table set forth below shows the compensation for the past three fiscal years of each of the Company's six most highly compensated executive officers, including Mr. Cohen, who served as Chief Executive Officer through March 19, 1993 and Mr. Sharp, who was elected Chief Executive Officer after March 19, 1993 and Mr. Gowan, who retired as an executive officer of the Company on March 30, 1993 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                             COMPENSATION
                                                                                            ---------------
                                                           ANNUAL COMPENSATION
                                               -------------------------------------------      AWARDS
             NAME AND                                                     OTHER ANNUAL      ---------------       OTHER
        PRINCIPAL POSITION            YEAR      SALARY($)   BONUS($)   COMPENSATION($)(3)    OPTIONS(#)(4)   COMPENSATION($)
- ----------------------------------  ---------  -----------  ---------  -------------------  ---------------  ---------------
Stephen R. Cohen..................       1993     774,035           0                                  0         3,150,000(5)
  Chairman of the Board(1)               1992     730,222     200,000                            600,000(4)              0
                                         1991     688,888     950,000(2)                               0                 0
J. Gary Sharp.....................       1993     289,404           0          40,471                  0                 0
  President and Chief Executive          1992     275,620     402,000          49,235            150,000(6)              0
    Officer(1)                           1991     262,496     151,600          56,189                  0                 0
Frederick W. Burford..............       1993     182,438      36,255(7)                               0                 0
  Executive Vice President and           1992     173,750     283,000                            160,000(8)              0
    Chief Financial Officer              1991      42,500      55,000                             30,000                 0
Robert Kennedy....................       1993     313,600           0                                  0           700,000(5)
  Executive Vice President and           1992     313,600      30,000                             10,000(9)              0
    Secretary                            1991     313,600     150,000(2)                               0                 0
Haney A. Long, Jr.................       1993     202,325     143,954                                  0                 0
  Vice President of Procurement          1992     192,690     176,356                            100,000(10)             0
    and Distribution                     1991     183,582      80,391                                  0                 0
Joseph P. Gowan...................       1993     100,611(11)       0                                  0         2,077,765(12)
  Formerly Chief Financial               1992     344,960      30,000                                  0                 0
    Officer, Executive Vice              1991     344,960     375,000(2)                               0                 0
    President, Treasurer and
    Assistant Secretary(11)

- ---------------

 (1) Mr. Cohen served as Chief Executive Officer of the Company through March 19, 1993, after which Mr. Sharp became Chief Executive Officer.

 (2) Includes special cash bonuses approved by the Board upon recommendation of the Compensation Committee payable to Messrs. Cohen, Gowan and Kennedy in 1991 in the amount of $850,000, $300,000 and $75,000 respectively, for services rendered by such officers in connection with the Company's four-and-one-half-year effort to bring the litigation between Siemens Information Systems, Inc. and the Company to a successful conclusion. Such bonuses were granted contingent upon the accomplishment of a specified settlement of the litigation with payment to be made upon receipt of the settlement funds. On November 12, 1991, such settlement was obtained and the Company received $43,000,000 in gross proceeds in settlement of such litigation.

 (3) Includes $33,357, $45,158 and $54,204 in moving expenses paid to Mr. Sharp in 1993, 1992 and 1991 respectively.

 (4) Options are presently exercisable.

 (5) Includes lump sum payments of $3,150,000 and $700,000 made to Mr. Cohen and Mr. Kennedy, respectively, on December 31, 1993 upon termination of the Retirement Plan in connection with an amendment to the employment agreement with Mr. Cohen and a new employment agreement with Mr. Kennedy, both of which provided for a reduction in compensation for future services, and in satisfaction of the Company's obligations under the Retirement Plan.

 (6) Options with respect to 100,000 Common Shares become exercisable in 20% increments annually beginning November 17, 1993; options with respect to 50,000 Common Shares become exercisable in 20% increments beginning February 5, 1993.

 (7) Includes a $30,000 bonus and the fair market value of 500 Common Shares awarded to Mr. Burford at the time of the award.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

 (8) Options with respect to 100,000 Common Shares become exercisable in 20% increments annually beginning November 17, 1993; options with respect to 50,000 Common Shares become exercisable in 20% increments annually beginning February 5, 1993; and options with respect to 10,000 Common Shares become exercisable annually in 20% increments beginning January 7, 1993.

 (9) Options with respect to 10,000 Common Shares become exercisable in 20% increments annually beginning November 17, 1993.

(10) Options with respect to 50,000 Common Shares become exercisable in 20% increments annually beginning November 17, 1993; options with respect to 50,000 Common Shares become exercisable in 20% increments annually beginning February 5, 1993.

(11) Mr. Gowan retired from the Company and resigned from his positions as director, Chief Financial Officer, Treasurer, Executive Vice President and Assistant Secretary of the Company effective March 30, 1993.

(12) Includes amount under the Retirement Plan elected to be received in lump sum payment and compensation received from Mr. Gowan's service as a consultant to the Company subsequent to his retirement.

     The Company has in effect stock option plans pursuant to which options to purchase Common Shares and stock appreciation rights ("SARs") (rights, granted in tandem with an option to receive cash payments equal to any appreciation in value of the shares subject to option from the date of the option grant to the date of exercise in lieu of exercise of the option) are granted to officers and other key employees of the Company and its subsidiaries. No options were granted to the Named Executive Officers in 1993. Of the stock options shown in the Summary Compensation Table on page 7, none of the options were options with tandem SARs. No free-standing SARs have been granted under the Company's stock option plans.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

     The following table shows stock option exercises for the Common Shares by Named Executive Officers during 1993. The table shows the number of shares covered by both exercisable and non-exercisable stock options as of December 26, 1993, and the values for "in-the-money" options, which represent the positive spread between the exercise price of any outstanding stock option and the price of the Common Shares as of December 26, 1993.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL END OPTION/SAR VALUES

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                                                                      OPTIONS/SAR'S               IN-THE-MONEY
                                          SHARES                        AT FISCAL                OPTIONS/SAR'S
                                        ACQUIRED ON    VALUE           YEAR END (#)              AT FISCAL YEAR
                                         EXERCISE    REALIZED          EXERCISABLE/           END ($) EXERCISABLE/
     NAME                                   (#)         ($)           UNEXERCISABLE              UNEXERCISABLE
- --------------------------------------  -----------  ---------  --------------------------  ------------------------
J. Gary Sharp.........................           0           0         60,320/132,580            $157,130/279,595
Stephen R. Cohen......................      80,000     437,500        645,000/0(1)              2,088,750/0(1)
Frederick W. Burford..................           0           0         44,000/146,000             108,500/329,000
Robert A. Kennedy.....................      55,000     317,500         55,000/0                   245,000/0
Haney A. Long, Jr.....................      35,740     175,113         14,580/92,580               26,345/224,595
Joseph P. Gowan.......................     100,000     562,500               0                          0

- ---------------

(1) Excludes 1,475,144 Common Shares currently owned by AMC which C&C has the option to purchase pursuant to the Option Agreement. Mr. Cohen is the general partner and has a 1% pecuniary interest in C&C. Mr. Cohen's pecuniary interest may vary from 0 to 1,475,144 shares, in accordance with the terms of the Amended Agreement of Partnership of C&C dated April 22, 1993 between Mr. Cohen and Inversiones Macuto, S.A.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

     Mr. Stephen R. Cohen is employed by the Company under an employment agreement expiring December 31, 1997. Pursuant to the terms of the employment agreement, Mr. Cohen received a minimum annual base salary during fiscal year 1993 of $774,035 and was entitled to an annual increase of no less than 6% of the minimum level of annual compensation payable to him thereunder. Mr. Cohen's employment agreement also provided for bonus payments as determined from time to time by the Board. Mr. Cohen's employment agreement was amended on December 31, 1993. Pursuant to the terms of the employment agreement, as amended, Mr. Cohen receives a current minimum base salary of $600,000 per annum and will be entitled to an annual increase of no less than 5% of the minimum level of annual compensation payable to him thereunder. The amendment provides that Mr. Cohen will also be entitled to receive an annual bonus in an amount equal to 3.0% of the increase in the Company's operating profits (as defined in the agreement) for the calendar year, plus an additional $20,000 for each percentage point increase (or portion thereof) in the Company's same store nominal sales. Mr. Cohen's annual bonus may not exceed $250,000. As a result of the Company's financial performance, Mr. Cohen was not granted a discretionary annual bonus for 1993.

     Mr. J. Gary Sharp is employed by the Company under an employment agreement expiring on January 13, 1999 at a current minimum base salary of $289,401 per annum. Pursuant to the terms of the employment agreement, Mr. Sharp is entitled to an annual increase of no less than 5% of the immediately preceding year's base salary. Pursuant to the terms of the employment agreement, Mr. Sharp was entitled to receive an annual bonus for fiscal year 1993 in an amount equal to 4.5% of the increase in Restaurants' profits attributable to restaurants operations for the calendar year. As a result of the Company's financial performance in 1993, Mr. Sharp received no annual bonus for 1993. Mr. Sharp's employment agreement was amended in January 1994. The employment agreement, as amended, provides for Mr. Sharp to receive an annual bonus in an amount equal to 2.7% of the increase in the Company's operating profits (as defined in the agreement) for the calendar year, plus an additional $28,000 for each percentage point increase (or portion thereof) in the Company's same store nominal sales.

     Pursuant to the amended employment agreement, in January 1994 Mr. Sharp was granted 100,000 stock options expiring December 31, 1998 with an exercise price of $9.75, the closing market price of the Company's common stock on January 13, 1994, the date of his amended employment agreement. The options do not begin to vest until the market price of the Common Stock exceeds $18 per share for twenty consecutive trading days, at which time 10% will vest. The options then vest in 10% increments each time the stock price increases by $1 and retains such increase for twenty consecutive trading days.

     In addition, Mr. Sharp's employment agreement was amended to provide for a discretionary annual grant of up to 50,000 stock options with a ten-year term that vest pro rata over the five years following the grant with an exercise price equal to the market price of the Company's common stock on the date of grant. Any such grant will be based on a review of the Company's financial performance during such year.

     The employment agreement, as amended, provides that in the event that Mr. Sharp's employment with the Company is terminated without cause or Mr. Sharp terminates his employment after a material breach of the employment agreement by the Company that is not remedied, the Company shall pay Mr. Sharp his full base salary at the rate then in effect until January 13, 1999.

     Mr. Robert A. Kennedy is employed by the Company under an employment agreement expiring January 1, 1995 at a current minimum base salary of $225,000 per annum. Mr. Kennedy also receives such bonus payments as determined from time to time by the Board.

     Mr. Frederick W. Burford is employed by the Company under an employment agreement expiring September 30, 1994 at a current minimum base salary of $192,938 per annum. Pursuant to the terms of the employment agreement, Mr. Burford is entitled to a 5% increase in annual salary for the term of the agreement. Pursuant to the employment agreement, Mr. Burford is also entitled to receive an annual bonus of the amount equal to 2.5% of the increase in Restaurants' operating profits attributable to restaurants operations for the calendar year, and $30,000 to be paid annually beginning January 1, 1993 or at such time as bonuses are normally paid. In the event that the employment agreement is terminated by Restaurants without cause or by Mr. Burford as a result of a substantial change in his duties, title, reporting relationship within Restaurants or a change in the principal place of business of Restaurants, he shall be paid, as severance, one year's salary based on the compensation in effect on the date of termination, payable monthly, his bonus accrued through the date of termination and $90,000 less any annual $30,000 bonus compensation previously paid to him. Mr. Burford is currently discussing with the Company an amendment to his employment agreement.

     In 1984, the Company entered into written agreements with each of Messrs. Cohen and Kennedy, pursuant to which, in the event the Company terminates the employment of any of them, other than for cause, following a change in control, or any such person voluntarily terminates such employment within 180 days subsequent to a change in control, the Company shall be obligated to pay to each such person an amount of money equal to three years base compensation. Payment would be made in a lump sum upon cessation of employment or, at the employee's option, in equal monthly installments over a three year period. Change in control is defined under such agreements as either the acquisition by a person or group of persons acting in concert of 35% or more beneficial ownership of the Company's voting securities or a change in the majority composition of the Board. Base annual salaries currently payable to Messrs. Cohen and Kennedy are $600,000 and $225,000, respectively.

     In November 1992, the Company entered into an agreement with Mr. Kennedy, which was amended on December 31, 1993. The agreement, as amended, provides that if his employment is terminated by the Company prior to five years after the date of the agreement, other than for cause, the Company shall pay him a lump sum equal to (i) $320,000 if such termination occurs within three years after November 19, 1992, (ii) $213,333 if such termination occurs more than three years but less than four years after November 19, 1992 and (iii) $106,666 if such termination occurs more than four but less than five years after November 19, 1992. Pursuant to the agreement, the employee shall not receive such payments if (i) he is terminated for cause, (ii) if he voluntarily terminates his employment with the Company or (iii) he receives the payment described in the preceding paragraph. A termination by the employee of his employment within 30 days following a significant reduction in the employee's base salary or benefits which is not proportionate to similar reductions for other members of the Company's management is not considered a voluntary termination for purposes of the agreement.

     On March 30, 1993, the Company entered into a termination agreement with Mr. Joseph P. Gowan which provided that Mr. Gowan retire from the Company and resign from his positions as director and officer of the Company and Restaurants effective such date. Mr. Gowan acted as a consultant for the Company in connection with the sale of the 50% partnership interest of TPI Entertainment, Inc. ("Entertainment") in Exhibition Enterprises Partnership ("EEP") as well as other matters, and received $227,223 as compensation for such services. Mr. Gowan received his retirement benefits on March 30, 1993 in a single lump sum payment of $1,850,542 and continues to receive his medical and life insurance benefits through June 1994, pursuant to the terms of the termination agreement.

     The Company's 1982 Stock Option Plan (the "1982 Plan"), 1983 Stock Option Plan (the "1993 Plan"), 1984 Stock Option Plan (the "1984 Plan"), 1992 Stock Option and Incentive Plan (the "1992 Plan") and Non-Employee Directors Plan (each, an "Option Plan," and collectively the "Option Plans") contain certain change in control provisions. The Option Plans, except for the Non-Employee Directors Plan, provide that the stock option agreement may provide that if the holder of an option under such Option Plan is an employee of a subsidiary of the Company and such subsidiary ceases to be a subsidiary of the Company, such option shall be treated as if the employment of the holder was terminated otherwise than by reason of death, voluntarily or for cause, as provided in such Option Plans. Under the 1984 Plan and the 1992 Plan, the Stock Option Committee may provide (and under the 1982 Plan, the Board or the Stock Option Committee is authorized to provide) that an option may become exercisable immediately upon a change in control of the Company. The Non-Employee Directors Plan also provides for acceleration of the exercisability of options in the event of a change in control of the Company. Under the 1982 Plan, the 1983 Plan and the 1984 Plan, a change in control shall be deemed to occur if any person is or becomes the beneficial owner, directly or indirectly, of at least 35% of the Company's outstanding voting securities, or in the event of a change in the majority composition of the Board. Under the 1992 Plan and the Non-Employee Directors Plan, a change in control shall be deemed to occur if any person is or becomes the beneficial owner, directly or indirectly, of at least 50% of the Company's outstanding voting securities, or in the event of a change in the majority composition of the Board. The 1982 Plan, the 1983 Plan and the 1984 Plan, but not the options previously granted under such Option Plans, terminated on September 1, 1991, May 9, 1994 and December 8, 1993, respectively, in accordance with their terms.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of April 15, 1994, the number and percentage of outstanding Common Shares beneficially owned by directors, nominees, each of the Named Executive Officers, and directors and executive officers as a group. The number of Common Shares owned are those "beneficially owned," as determined under Rule 13d-3 promulgated by the SEC under the Securities and Exchange Act of 1934, as amended, and information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has sole or shared voting power or investment power, and also any shares that the person has the right to acquire within 60 days of the Record Date through the exercise of any option, warrant or right, through conversion of any security, or pursuant to the automatic termination or power of revocation of a trust, discretionary account or similar arrangement.

                                                                                            COMMON SHARES
                                                                                        BENEFICIALLY OWNED AND
                                                                                        APPROXIMATE PERCENTAGE
                                                                                         OF CLASS AS OF APRIL
     NAME                                                                                      15, 1994
- --------------------------------------------------------------------------------------  ----------------------
Stephen R. Cohen......................................................................    3,654,432(1)  17.4%
J. Gary Sharp.........................................................................      116,275(2)  *
Frederick W. Burford..................................................................       53,442(3)  *
Paul J. Siu...........................................................................       11,800(4)  *
Edwin B. Spievack.....................................................................       12,500(5)  *
Osvaldo Cisneros......................................................................    3,979,144(6)  19.6%
Thomas M. Taylor......................................................................    2,604,523(7)  12.2%
John L. Marion, Jr....................................................................        9,500(8)  *
Douglas K. Bratton....................................................................      142,785(9)  *
Lawrence F. Levy......................................................................        2,000(10) *
Robert A. Kennedy.....................................................................       88,514(11) *
Haney A. Long.........................................................................       30,843(12) *
All executive officers and directors as a group (14 persons)(13)......................    8,238,243     36.9%

- ---------------

* Less than one (1%) percent.

 (1) Represents (i) 534,288 Common Shares owned by Mr. Cohen and 2,475,144 Common Shares he may be deemed to beneficially own as the general partner of C&C, and (ii) 645,000 Common Shares issuable upon the exercise of presently exercisable options. Mr. Cohen has sole voting and sole dispositive power over the 534,288 Common Shares and the 645,000 Common Shares issuable upon exercise of options. Of the 2,475,144 Common Shares, Mr. Cohen may be deemed to have shared dispositive power over all of such Common Shares, sole voting power over 1,237,572 of such Common Shares and shared voting power over 1,237,572 of such Common Shares.

 (2) Represents (i) 45,955 Common Shares owned by Mr. Sharp, and (ii) 70,320 Common Shares issuable upon the exercise of presently exercisable options.

 (3) Represents (i) 2,827 Common Shares owned by Mr. Burford, (ii) 46,000 Common Shares issuable upon the exercise of presently exercisable options and
     (iii) 4,615 Common Shares issuable upon conversion of 8 1/4% Debentures of the Company.

 (4) Represents (i) 1,800 Common Shares owned by Mr. Siu, and (ii) 10,000 Common Shares issuable upon the exercise of presently exercisable options. Does not include 5,000 Common Shares obtainable upon exercise of presently non-exercisable options granted pursuant to the Non-Employee Director Plan, 2,500 of which are subject to shareholder approval of the amendment to such Plan.

 (5) Represents (i) 2,500 Common Shares owned by Mr. Spievack, and (ii) 10,000 Common Shares issuable upon the exercise of presently exercisable options. Does not include 5,000 Common Shares obtainable upon exercise of presently non-exercisable options granted pursuant to the Non-Employee Director Plan, 2,500 of which are subject to shareholder approval of the amendment to such Plan.

                                         (Footnotes continued on following page)

(Footnotes continued from preceding page)

 (6) Includes 1,500,000 Common Shares owned by Balanchine over which Mr. Cisneros has the right to provide instructions as to voting, disposition and receipt of dividends and thus may be deemed to have shared voting and shared dispositive power over such Common Shares. Also includes 2,475,144 Common Shares beneficially owned by Macuto of which Mr. Cisneros is the sole stockholder, and thus he may be deemed to beneficially own any Common Shares beneficially owned by Macuto. Mr. Cisneros may be deemed to have shared voting power over 1,237,572 of such Common Shares and shared dispositive power over all of such Common Shares. Also includes 2,000 Common Shares issuable upon the exercise of presently exercisable options, and 2,000 Common Shares issuable upon the exercise of options which become exercisable within sixty days. Does not include 11,000 Common Shares obtainable upon exercise of presently non-exercisable options granted pursuant to the Non-Employee Director Plan, 2,500 of which are subject to shareholder approval of the amendment to such Plan.

 (7) Includes 1,589,703 Common Shares held by The Airlie Group L.P., over which Mr. Taylor shares dispositive power through TMT-FW, Inc., an additional 546,154 Common Shares obtainable upon conversion of the Company's 8 1/4% Debentures held by The Airlie Group L.P., and an additional 466,666 Common Shares obtainable upon exercise of warrants held by The Airlie Group L.P. Also includes 2,000 Common Shares issuable upon the exercise of presently exercisable options. Does not include 13,000 Common Shares obtainable upon exercise of presently non-exercisable options granted pursuant to the Non-Employee Directors Plan, 2,500 of which are subject to shareholder approval of the amendment to such Plan.

 (8) Includes 7,500 Common Shares and 2,000 Common Shares issuable upon the exercise of presently exercisable options. Does not include 13,000 Common Shares obtainable upon exercise of presently non-exercisable options granted pursuant to the Non-Employee Directors Plan, 2,500 of which are subject to shareholder approval of the amendment to such Plan.

 (9) Includes 6,834 Common Shares, 91,618 Common Shares obtainable upon conversion of the Company's 5% Debentures and 35,833 Common Shares obtainable upon exercise of warrants, all held by TPI Investors, L.P., over which Mr. Bratton has sole voting and dispositive power. Also includes 1,000 Common Shares owned by Mr. Bratton and 5,500 Common Shares owned by Mr. Bratton and his spouse, as joint tenants, and 2,000 Common Shares issuable upon the exercise of presently exercisable options. Does not include 500 Common Shares held in a trust for the benefit of Mr. Bratton's minor son. Does not include 13,000 Common Shares obtainable upon exercise of presently non-exercisable options granted pursuant to the Non-Employee Directors Plan, 2,500 of which are subject to shareholder approval of the amendment to such Plan.

(10) Includes 2,000 Common Shares issuable upon the exercise of options granted under the Non-Employee Directors Plan, which become exercisable within sixty days. Does not include 13,000 Common Shares obtainable upon exercise of presently non-exercisable options granted pursuant to the Non-Employee Directors Plan, 2,500 of which are subject to shareholder approval of the amendment to such Plan.

(11) Represents (i) 31,207 Common Shares owned by Mr. Kennedy, (ii) 55,000 Common Shares issuable upon the exercise of presently exercisable options and (iii) 2,307 Common Shares issuable upon conversion of the Company's 8 1/4% Debentures.

(12) Represents (i) 1,600 Common Shares owned by Mr. Long, (ii) 48 Common Shares owned indirectly by Mr. Long pursuant to the 1989 Employee Stock Purchase Plan, (iii) 24,580 Common Shares issuable upon the exercise of presently exercisable options and (iv) 4,615 Common Shares issuable upon conversion of the Company's 8 1/4% Debentures.

(13) All officers and directors as a group are 14 in number and beneficially own 8,238,243 Common Shares (36.9%) as of April 15, 1994.

                         COMPENSATION COMMITTEE REPORT

     The undersigned members of the Compensation Committee of the Company's Board (the "Committee"), all of whom are independent, nonemployee members of the Board, are pleased to present to the shareholders of the Company this report concerning the compensation of the Company's executive officers. The role of the Committee in this matter is to establish or approve both the broad principles underlying the compensation program for executive officers and the specific application of these principles to each executive officer's compensation package.

COMPENSATION PHILOSOPHY

     The Committee believes that the Board of Directors can best meet its primary responsibility to shareholders of the Company--to enhance short-term and long-term profitability of the Company--by attracting, retaining and motivating management of the highest quality. A competitive and fair compensation program that provides appropriate incentive to management is essential to the attainment of this goal.

     The Company's compensation program has three principal components: annual base salary and fringe benefit plans, short-term incentives consisting of annual bonuses and long-term incentives consisting of grants of stock options under the Company's 1992 Stock Option and Incentive Plan (the "Option Plan"). The annual bonuses are generally linked to Company performance based on formulae which the Committee believes align the interests of the executive officers with those of shareholders. Option grants are based to some extent on historical performance but primarily on the Stock Option Committee's subjective assessment of the executive officer's (and other employees') likely ability to contribute to the growth of the Company over the term of the option (after taking into consideration the executive officer's existing employee stock options). The members of the Committee also constitute the members of the Stock Option Committee. In view of the Company's financial performance in 1993, no options were granted in 1993 under the Option Plan. The Company has historically placed particular emphasis on its annual bonuses and its option plans, in the belief that meaningful participation in the Company's success is an effective and fair means of retaining and motivating its executive officers.

COMPENSATION PROGRAM COMPONENTS

     Salary. As noted above, annual base salary is one component of the Company's compensation program. In formulating base salaries, the Company balances its need to attract top quality executive officers with its desire to provide these officers with sufficient incentive to perform in a way that enhances corporate performance. The result is that the base salary for each executive officer is designed to represent only a part of that officer's compensation package. For certain executive officers, the base salary is set forth in an employment agreement for such officer which generally provides for annual increases at a specified rate during the term of the agreement. (As discussed below, the employment contract of the Chairman of the Board was amended to, among other things, substantially reduce his base salary and the rate at which such base salary will increase in future years.) Other executive officers receive salaries not set forth in a contract. The percentage of total compensation for executive officers represented by base salary varies from year to year because the incentive-based component of executive compensation varies from year to year. Executive officers are also permitted to participate in other designated fringe benefit plans.

     Short-term incentives. Annual bonuses represent a second component of each executive officer's total compensation. Certain of the executive officers receive annual bonuses equal to a percentage of the increase in the Company's profits attributable to operations for the year over profits for the prior year generally pursuant to formulae set forth in their employment agreements with the Company. (As discussed below, at the end of 1993, the Committee decided to renegotiate the manner in which annual bonuses are calculated for the Chairman of the Board and the Chief Executive Officer of the Company.) In the case of formula bonuses, the annual bonus component of total compensation is directly dependent upon certain measures (as described below) of Company performance that were determined at the time the contracts were negotiated with the executive officer. Other executive officers have, in past years, received annual bonuses at the discretion of the Committee based on the Committee's annual assessment of the executive's contribution to the success of the Company for the year. In both cases, the annual bonus component of the executive's total compensation package reflects the Company's philosophy of providing its executive officers with proper incentives tied to corporate performance. As a result of the Company's financial results in 1993, no executive officers received annual bonuses for such year either pursuant to formulae in their employment agreements or at the discretion of the Committee.

     Long-term incentives. The long-term incentive component of executive compensation is equity-based and consists of the award of stock options to the executive officers (as well as many other employees of the Company), which grants are made by and at the discretion of the Stock Option Committee of the Company's Board of Directors. The stock options are granted with an exercise price equal to not less than the market value of shares of the Company's common stock on the date of grant. The Committee believes the stock options (together with any options previously granted) primarily represent compensation that will be earned by the executive officer for his service over a period of up to ten years (the period during which such options may be exercised). As indicated above, no options were granted in 1993 as a result of the Company's financial performance.

     1993 Compensation of the Company's Chairman of the Board and Chief Executive Officer. Mr. Stephen R. Cohen is the Chairman of the Board of Directors of the Company and has served the Company in that role for 16 years. He also served as Chief Executive Officer of the Company until March 19, 1993, on which date Mr. J. Gary Sharp was promoted to that position in connection with the disposition of the Company's remaining interest in the movie exhibition business and its increased focus on its core restaurant business.

     1993 Initiatives to Restructure Compensation. In 1993, the Committee initiated an effort to restructure the compensation of Messrs. Cohen and Sharp. The purpose of this restructuring was generally to (a) reduce costs and (b) align the executive's incentive compensation with achievement of objective performance targets, which the Committee judged to be more appropriate than existing standards and to be in the interests of the Company and its shareholders. Specifically, in the case of Mr. Cohen, the Committee's objectives in the amendment to his contract, which was executed on December 31, 1993, were to (a) substantially reduce his base salary to reduce nonperformance based compensation costs, (b) terminate the Company's Non-Qualified Retirement Plan for Senior Executives and satisfy the Company's obligations thereunder to Mr. Cohen (and the other two participants under the plan) at a substantial discount compared to the earned benefit and (c) provide that Mr. Cohen's bonus be specifically tied to objective performance standards (improvements in operating profits and same store sales as described below), rather than be at the discretion of the Company. In the case of Mr. Sharp, the Committee's objectives in the amendment to his contract, which was executed on January 13, 1994, were to (a) reduce the reliance for purposes of Mr. Sharp's bonus on operating profit and add, as a criteria for the bonus, improvements in same store sales, which mix of objective targets the Committee believed would be a better indication of contribution to long-term growth, (b) grant a significant number of options contingent on meeting certain improvements in the market price of the Common Stock as discussed below and (c) to extend Mr. Sharp's contract until 1999.

     Compensation of Stephen R. Cohen. Mr. Cohen's base salary for 1993 was increased by $43,813 or 6% over his 1992 base salary. Mr. Cohen received this salary increase pursuant to the terms of his employment agreement with the Company which was initially entered into in 1987. Effective December 31, 1993 the Company and Mr. Cohen entered into an amendment to Mr. Cohen's employment agreement which provides that his annual base salary for 1994 is $600,000 (which represents a reduction of $220,477 or 27% from the salary to which he would have been entitled prior to the amendment) and his base salary shall increase by 5% (as opposed to 6% prior to the amendment) for each succeeding year during his term of employment.

     As a result of the financial performance of the Company, Mr. Cohen was not granted a discretionary annual bonus for 1993. Pursuant to the amendment to his employment agreement, his annual bonus for years following 1993 was revised to be based on a formula tied to improvement in operating profits (as defined in the agreement) and same store sales. Beginning in 1994, he will receive an annual bonus equal to 3% of the increase in the Company's operating profits over operating profits for the prior year and $20,000 for each percentage point increase (or portion thereof) in the Company's same store nominal sales.

     Mr. Cohen did not receive any stock option grants in 1993.

     On December 31, 1993 the Company terminated its retirement plan and made certain payments to the three remaining participants under such plan (including Mr. Cohen) in full satisfaction of the Company's obligation under that plan. If Mr. Cohen had retired as of December 31, 1993, Mr. Cohen would have been entitled to receive a cash payment of $4,125,584. Mr. Cohen received a payment in the amount of $3,150,000, which was 24% less than the amount he would have received if he had retired at such date. The payment was made in partial consideration of his agreeing to amend his employment agreement to provide for a reduced annual base salary.

     Compensation of J. Gary Sharp. Mr. Sharp's base salary for 1993 was increased by $13,781 or 5% over his 1992 base salary. Mr. Sharp received this salary increase pursuant to the terms of his employment agreement with the Company which was initially entered into in 1989. As of January 13, 1994 the Company and Mr. Sharp entered into an amendment to Mr. Sharp's employment agreement which provides that his annual base salary for 1994 is $289,402 and his base salary shall increase by not less than 5% for each succeeding year during his term of employment.

     Pursuant to his employment contract prior to its amendment, Mr. Sharp received an annual bonus equal to 4.5% of the increase in the Company's operating profits for the calendar year just ended over the Company's operating profits for the prior year. As a result of the financial performance of the Company in 1993, Mr. Sharp received no annual bonus for such year. The amendment to Mr. Sharp's employment agreement revised the above formula for his annual bonus for 1994 and succeeding years to reduce the percentage to 2.7%, and substitute for the remaining portion of the bonus the stock options described below and a bonus of $28,000 for each percentage point increase (or portion thereof) in the Company's same store nominal sales. It was the Committee's judgment that these two different objective performance criteria (together with the options described below) would provide a better incentive for contribution to long-term growth.

     Mr. Sharp did not receive any stock option grants in 1993, although, as discussed below, the Company granted the options described below in early 1994.

     Pursuant to the amended employment agreement, in January 1994 Mr. Sharp was granted 100,000 stock options expiring December 31, 1998 with an exercise price of $9.75, the closing market price of the Company's common stock on January 13, 1994, the date of his amended employment agreement. The options do not begin to vest until the market price of the common stock exceeds $18 per share for twenty consecutive trading days, at which time 10% will vest. The options then vest in 10% increments each time the stock price increases by $1 and retains such increase for twenty consecutive trading days.

     In addition, Mr. Sharp's employment agreement was amended to provide for a discretionary annual grant of up to 50,000 stock options with a ten-year term that vest pro rata over the five years following the grant with an exercise price equal to the market price of the Company's common stock on the date of grant. Any such grant will be based on a review of the Company's financial performance during such year.

     Internal Revenue Code. On August 10, 1993, the Omnibus Budget Reconciliation Act of 1993 was signed into law (the "Revenue Act"). The Revenue Act limits the deductibility of certain compensation in excess of $1 million per year paid by a publicly traded corporation to an employee of such corporation for years following 1993. Under the Revenue Act, compensation which is payable under a written contract that was in effect before February 17, 1993, or which qualifies as "performance-based" compensation is exempt from the $1 million deductibility limitation. The Committee is aware of the applicable provisions of the Revenue Act and intends to review their application to the Company's executive compensation program as it, from time to time, considers compensation issues.

OSVALDO CISNEROS
EDWIN B. SPIEVACK
THOMAS M. TAYLOR

Compensation Committee Members

                   PERFORMANCE OF THE COMPANY'S COMMON SHARES

     Set forth below is a line graph comparing the total cumulative return of the Company's Common Shares to the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and the Standard & Poor's 500 Restaurant Index (the "S&P 500 Restaurant Index").

               Comparison of Five-Year Cumulative Total Return (1)
                    For TPI Enterprises, The S&P 500 Index,
                       and The S&P Restaurant Index (2)

                  12/31/88  12/31/89  12/31/90  12/31/91  12/31/92  12/31/93
                  --------  --------  --------  --------  --------  --------
TPIE                 100       161       114       131       189       220
S&P 500              100       143       124       168       215       251
S&P Restaurants      100       132       127       166       179       197

(1) $100 invested on 12/31/88 in stock or index - including reinvestment of dividends.

(2) The S&P 500 Restaurant Index is comprised of Luby's Cafeterias, Inc., McDonald's Corp., Ryan's Family Steak Houses, Inc., Shoney's, Inc., and Wendy's International, Inc.

                                RETIREMENT PLAN

     In August 1989, the Board approved and adopted a nonqualified retirement plan (the "Retirement Plan"), effective August 15, 1989, for certain senior executives. Pursuant to the Retirement Plan, executives were selected from time to time by the Board to participate. The Retirement Plan was terminated by the Board on December 31, 1993 and an aggregate of $4,225,000 was paid out to participants in full satisfaction of the Company's obligations and liabilities under such plan. Two of the Named Executive Officers, Messrs. Cohen and Kennedy, participated in the Retirement Plan and received lump sum payments of $3,150,000 and $700,000 respectively, upon termination of the Retirement Plan. Such payments were made in conjunction with Mr. Cohen agreeing to a reduction in salary under his employment agreement and Mr. Kennedy agreeing to a reduction in salary under his new employment agreement. The lump sum payments to Messrs. Cohen and Kennedy reflect a substantial reduction in the amount to which they would have been entitled under the Retirement Plan had they retired as of such date. In connection with receiving a payout under the Retirement Plan, each of Messrs. Cohen and Kennedy entered into an agreement with the Company, acknowledging that such participant is not entitled to any additional benefits under the Retirement Plan and agreeing to render future services to the Company at a reduced salary in consideration of the payout.

     Mr. Gowan retired from the Company on March 30, 1993 and on such date received a lump sum payment under the Retirement Plan in the amount of $1,850,542. As of such date, Mr. Gowan had 16 credited years of service with the Company.

                              CERTAIN TRANSACTIONS

TRANSACTION WITH THE AIRLIE GROUP, L.P.

     On March 19, 1993, The Airlie Group, L.P., The Bass Management Trust, Sid
R. Bass Management Trust, Lee M. Bass and TPI Investors, L.P. and certain related parties (collectively, the "Purchasers"), made an investment in the Company of $30 million through an arm's-length transaction with the Company. The investment includes the issuance of (i) $15 million aggregate principal amount of 5% Convertible Senior Subordinated Debentures due 2003 of the Company convertible into Common Shares at $11 per share, (ii) warrants to purchase 1 million Common Shares at $11 per share and (iii) 1.5 million Common Shares at $10 per share. As part of the transaction, the Company agreed to have its Board consist of ten directors comprised of (i) Messrs. Taylor, Bratton and Marion,
(ii) Messrs. Cohen, Sharp, Burford and Cisneros (collectively, the "Current Directors"), (iii) two of the previous independent Directors as agreed to by the Purchasers and the Current Directors (chosen to be Messrs. Siu and Spievack) and
(iv) a new independent Director recommended by the Purchasers and agreed to by the Purchasers and the Current Directors (chosen to be Mr. Levy). In addition, in connection with the transaction, the Executive Committee was reconstituted to be comprised of Messrs. Cohen, Sharp, Cisneros and Taylor and the Nominating Committee was formed with the same members. See "Election of Directors."

SALE OF PARTNERSHIP INTEREST OF ENTERTAINMENT

     On May 28, 1993 the Company completed the sale of its 50% interest EEP to Cinema Enterprises, Inc., a subsidiary of American Multi-Cinema, Inc. ("AMC") for $17.5 million in cash in an arms-length transaction. Cinema Enterprises, Inc., previously owned the other 50% interest in EEP. The Company recognized a pre-tax gain of $8,585,000 as a result of the sale.

ACQUISITION OF WPB RESTAURANTS, INC.

     On July 21, 1993, the Company, through a wholly-owned subsidiary, acquired the stock of WPB Restaurants, Inc. ("WPB") which operated three Shoney's restaurants, including one owned and two leased locations. Also included in the acquisition were the exclusive rights to operate Shoney's restaurants in the surrounding northern Palm Beach County, Florida area. The purchase price of $4,860,000 included the issuance of 94,300 Common Shares at $9.49 per share, the weighted average price for the prior twenty days. In conjunction with this transaction, the Company agreed to purchase the land and building of a leased restaurant location in Jupiter, Florida for $1,240,000. Mr. Sharp was a 20% shareholder in WPB and had a 50% interest in the land and building acquired. The terms of these transactions were agreed upon through arms-length negotiations, and in the opinion of management, are comparable to those which would have been obtainable from unaffiliated sources. The Company engaged the service of an independent appraisal company to review the fairness of the transactions.

                        APPROVAL OF THE AMENDMENT TO THE
                    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

GENERAL

     On November 17, 1992, the Board adopted the Non-Employee Directors Plan. The Non-Employee Directors Plan was ratified by the Company's shareholders at the Annual Meeting on June 15, 1993. The Non-Employee Directors Plan is designed to advance the interests of the Company by inducing persons of outstanding ability and potential to join and remain with the Company or any of its subsidiaries as directors, by encouraging and enabling non-employee directors to acquire proprietary interests in the Company and by providing participating non-employee directors with additional incentive to promote the success of the Company.

     The New Plan Benefits Table provided below sets forth the amounts that will be received by or allocated to each of the persons or groups specified for the 1994 fiscal year if the amendment to the Non-Employee Directors Plan is in effect. Awards granted for the 1993 fiscal year are described under "Compensation of Directors."

                               NEW PLAN BENEFITS

                                                                                            NON-EMPLOYEE DIRECTORS PLAN
                                                                                            ----------------------------
                                                                                                DOLLAR        NUMBER OF
    NAME AND POSITION                                                                         VALUE($)(1)    OPTIONS(2)
- ------------------------------------------------------------------------------------------  ---------------  -----------
Non-Executive Director Group..............................................................             0         35,000
  (7 persons)
All Others................................................................................             0              0

- ---------------

(1) All options granted under the Non-Employee Directors Plan have an exercise price equal to the fair market value of the Common Shares on the date of grant. As optionees must pay the exercise price to the Company to acquire the shares upon exercise of the option, the dollar value of benefits to be received by or allocated to the optionees on the grant date will be zero.

(2) Includes 2,500 options to be granted to each of the Non-Employee Directors effective February 1, 1994 and 2,500 options to be granted to each of the Non-Employee Directors effective August 1, 1994, subject to shareholder approval of the amendment to the Non-Employee Directors Plan.

SUMMARY OF THE PLAN

     The following summary of certain features of the Non-Employee Directors Plan, as amended subject to shareholder approval, is qualified in its entirety by reference to the Non-Employee Directors Plan, which is attached hereto as Annex A.

     Pursuant to the terms of the Non-Employee Directors Plan, members of the Board who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors") receive automatic awards of nonqualified stock options. As of April 15, 1994, seven individuals were eligible to receive grants of awards under the Non-Employee Directors Plan.

     The Company has reserved 150,000 Common Shares for issuance of awards under the Non-Employee Directors Plan (subject to antidilution and similar adjustments). As of April 14, 1994, the closing price per share of the Common Shares as reported on the Nasdaq National Market was $7.125.

     The Non-Employee Directors Plan is administered, by a committee (the "Plan Committee"), established by the Board, and is administered at all times to satisfy the provisions of Rule 16b-3 under the 1934 Act. The Plan Committee, subject to and not inconsistent with the express provisions of the Non-Employee Directors Plan, administers and interprets the Non-Employee Directors Plan and adopt rules and regulations related thereto. On November 17, 1992 (the "Initial Grant Date"), each Non-Employee Director serving on the Board as of that date was automatically granted an option to purchase 10,000 Common Shares. Each new Non-Employee Director will be granted an option to purchase 10,000 Common Shares at the time such new Non-Employee Director is elected to the Board. Under the existing Plan, on the first business day of each November, an additional award option to purchase 2,500 Common Shares is automatically granted to each Non-Employee Director serving on the Board on such date. Subject to shareholder approval of the amendment to the Plan, instead of the November grant under the existing plan, on the first business day of each February and August beginning in 1994, each Non-Employee Director serving on the Board on such date will automatically be granted an additional award option to purchase 2,500 Common Shares. The Board of Directors determined to recommend shareholder approval of the amendment to the Non-Employees Directors Plan for the automatic grant of such additional options, in light of the reduction in annual fees for Non-Employee Directors. Commencing January 1994, fees for director services have been reduced for Non-Employee Directors who beneficially own less than 5% of the Common Shares from $36,000 to $25,000, per annum, and such fees for Non-Employee Directors who beneficially own or who are designated to represent 5% or more of the Common Shares have been reduced from $36,000 to $10,000, per annum.

     As under the existing Plan, generally, each option may be exercised for a period of up to 10 years from the date of grant. Options will be granted with an exercise price equal to the "Fair Market Value" (as defined in the Non-Employee Directors Plan) on the date of grant. The option price will be paid in full in cash or its equivalent at the time the option is exercised. The options granted under the Non-Employee Directors Plan will vest in 20% increments annually beginning on the first anniversary of the date of grant. However, options granted as of the Initial Grant Date vest and become exercisable in 20% increments annually beginning on the first anniversary of the date the grantee first became a Non-Employee Director. An option may not be exercised unless the grantee has remained continuously in service as a director since the date of grant of such option. In the event service of a grantee as a director is terminated other than by reason of death,"Disability" (as defined in the Non-Employee Directors Plan) or for "Cause" (as defined in the Non-Employee Directors Plan), all options of such grantee may be exercised within one year after such cessation to the extent such options are then exercisable; provided, however, that if the termination of such grantee's service was for Cause, all options of such grantee shall terminate. In the event the Non-Employee Director ceases to be a director for reasons of death or Disability, or if the Non-Employee Director dies within three months after the termination of such grantee's services other than for Cause, all options of such grantee will be exercisable within one year after the date of such death or Disability, as the case may be, to the extent such options are then exercisable. The Non-Employee Directors Plan also provides for acceleration of the exercisability of options in the event of a "Change in Control" (as defined in the Non-Employee Directors
Plan).

     The Board may at any time and from time to time suspend, terminate, modify or amend the Non-Employee Directors Plan; provided however, that the Non-Employee Directors Plan may not be amended more than once during any six-month period other than to comply with changes to the Internal Revenue Code of 1986, as amended (the "Code"), the Employee Retirement Income Security Act of 1974, as amended, or the rules or regulations thereunder. In addition, no such change may adversely affect any option previously granted, except with the written consent of the grantee.

     No options may be granted under the Non-Employee Directors Plan on or after November 17, 2002.

     As of November 17, 1992, a nonqualified stock option to purchase 10,000 Common Shares was automatically granted under the Non-Employee Directors Plan to each of Messrs. Cisneros, Dunham, Siu, Spievack and Phillip Cohen, the Non-Employee Directors as of such date. Such options became 100% vested, other than the option granted to Mr. Cisneros which became 20% vested. The exercise price per share of these options is $8.375, which was the closing market price of the Common Shares on the day prior to the grant of the options. Each of Messrs. Taylor, Marion and Bratton were automatically granted on March 19, 1993 an option to purchase 10,000 Common Shares, with an exercise price of $10.50, the closing market price of the Common Shares on March 18, 1993. Mr. Levy was automatically granted on April 14, 1993 an option to purchase 10,000 Common Shares, with an exercise price of $9.50, the closing price of the Common Shares on April 13, 1993. An additional option to purchase 2,500 Common Shares, with an exercise price of $10.875, the closing price of the Common Shares on November 1, 1993, was granted to each of Messrs. Taylor, Marion, Bratton, Levy, Siu, Spievack and Cisneros on November 1, 1993. Subject to shareholder approval, automatic grants will no longer be made annually on November 1, and instead each February and August, beginning in 1994, an option to purchase 2,500 Common Shares will be granted to each Non-Employee Director serving on the Board at such times. The automatic grants in February and August in lieu of the November grants are conditioned upon, and will become effective only upon approval of the amendment to the Non-Employee Directors Plan by the shareholders.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of certain relevant federal income tax effects applicable to nonqualified stock options granted under the Non-Employees Director Plan is a brief summary only, and reference is made to the Code, and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax provisions.

  Nonqualified Stock Options

     In the case of nonqualified stock options, generally the option holder will not be taxed upon grant of the option but, rather, at the time of exercise of such option, will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Shares purchased over the option price. However, with respect to Common Shares received upon such exercise by an option holder (including all of the Non-Employee Directors participating in the Non-Employee Directors Plan) whose sale of Common Shares at a profit could subject the option holder to suit under Section 16(b) of the 1934 Act, recognition of income for federal income tax purposes is postponed for as long as the sale of the Common Shares could expose the option holder to such suit. Upon the lapse of such liability, the option holder will recognize ordinary income in an amount equal to any excess of the fair market value of the Common Shares at that time over the option price unless the option holder elects (not later than 30 days after acquiring such Common Shares) to include in income currently the difference between the fair market value of such Common Shares at the time of exercise and the option price. If such election is made, no additional taxable income will be recognized by such option holder at the time the restriction lapses. The Company will be entitled to a tax deduction at the time and to the extent that income is recognized by such option holder.

     As a result of recent changes in the rules under Section 16(b) of the 1934 Act, unless exercise of a nonqualified stock option occurs prior to the expiration of the six-month period following the grant of the option, there should be no period during which the sale of Common Shares at a profit would subject the option holder to suit under Section 16(b) of the 1934 Act. Accordingly, recognition of income will generally not be postponed beyond the date of such exercise. If, however, a nonqualified stock option is exercised within six months after the date of its grant, in the absence of the above-described election, recognition of income would occur six months after the date on which the option was granted.

     If Common Shares acquired upon the exercise of a nonqualified stock option are later sold or exchanged, then the difference between the sales price and the fair market value of such Common Shares on the date of exercise is taxable as long-term or short-term capital gain or loss (if the Common Shares are a capital asset in the hands of the employee), as the case may be.

     The foregoing constitutes a brief summary of the principal federal income tax consequences of transactions based on current federal income tax laws. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

  THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL OF THE AMENDMENT TO THE
                          NON-EMPLOYEE DIRECTORS PLAN

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has again selected the firm of Deloitte & Touche to serve as the Company's independent auditors for the fiscal year ending December 25, 1994 and proposes ratification by shareholders of the selection. The firm, which has acted as independent auditors of the Company's accounts since 1985, has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company (other than as independent certified public accountants).

     If shareholders do not ratify the reappointment of Deloitte & Touche, the selection of independent certified public accountants will be reconsidered by the Board of Directors.

     It is anticipated that representatives of Deloitte & Touche will attend the Annual Meeting. Such persons will be afforded the opportunity to make a statement if they desire to do so and/or respond to appropriate questions from shareholders.

            THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION
                         OF THE SELECTION OF SUCH FIRM

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the Company's 1995 Annual Meeting of Shareholders pursuant to the provisions of Rule 14a-8 of the SEC, promulgated under the 1934 Act, must be received by the Company at its principal executive offices by December 19, 1994 for inclusion in the Company's proxy statement and form of proxy relating to such meeting. In addition, the By-Laws of the Company provide that for business to be properly brought before an Annual Meeting by a shareholder, including the nomination of persons for election to the Board, the shareholder, in general, must have given notice thereof in writing to the Secretary of the Company not less than 50 nor more than 75 days prior to such meeting, provided, however, that in the event that less than 65 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made, whichever first occurs. Such notice may be given notwithstanding the fact that the Company did not receive the intended proposal in time for inclusion in its proxy statement and form of proxy pursuant to Rule 14a-8.

                                          ROBERT A. KENNEDY,
                                          Secretary

West Palm Beach, Florida
April 18, 1994

     THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 26, 1993, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO. REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO FREDERICK W. BURFORD, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, TPI ENTERPRISES, INC., PHILLIPS POINT, SUITE 909, 777 SOUTH FLAGLER DRIVE, WEST PALM BEACH, FLORIDA 33401.

                                                                         ANNEX A

                             TPI ENTERPRISES, INC.
                    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     1. Purpose; Construction. The purpose of the TPI ENTERPRISES, INC., Non-Employee Directors Stock Option Plan (the "Plan") is to advance the interest of TPI ENTERPRISES, INC. ("TPI") or any subsidiary that now exists or hereafter is organized or acquired by TPI (TPI and such subsidiaries collectively referred to as the "Company") by inducing persons of outstanding ability and potential to join and remain with TPI as directors, by encouraging and enabling such directors to acquire a proprietary interest in TPI and by providing the participating non-employee directors with an additional incentive to promote the success of the Company. The provisions of the Plan are intended to satisfy the requirements of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as now or hereafter construed, interpreted and applied by regulations, rulings and cases, and shall be interpreted in a manner consistent with the requirements thereof.

     2. Definitions. As used in this Plan, the following words and phrases shall have the meanings indicated:

          (a) "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          (b) "Associate" of, or a Person "associated" with, any Person, means
     (i) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (ii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

          (c) "Beneficial Owner" shall be determined in accordance with Rule 13d-3 as in effect on the date of the adoption of the Plan, promulgated by the Securities and Exchange Commission under the Exchange Act.

          (d) "Board" means the Board of Directors of TPI.

          (e) "Cause" means action by the Grantee involving willful and continued failure, neglect or refusal to perform the Grantee's services, willful malfeasance or gross negligence in connection with the Grantee's service that is injurious to the Company, monetarily or otherwise, or the commission, by the Grantee, of any criminal act involving intentional misconduct or moral turpitude.

          (f) "Code" means the Internal Revenue Code of 1986, as amended.

          (g) "Committee" means the committee appointed by the Board to administer the Plan.

          (h) "Common Stock" means the common stock, par value $.01 per share, of TPI.

          (i) "Continuing Director" means at any date a member of the Board who
     (i) was a member of the Board for the period of 24 months prior to such date or (ii) was nominated for election or elected to the Board with the affirmative vote of at least two-thirds of the Continuing Directors.

          (j) "Disability" means the Grantee's inability to perform the Grantee's customary services by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

          (k) "Fair Market Value" per share as of a particular date means the last reported sale price of the Common Stock regular way on such day or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the NASDAQ National Market System or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by TPI for that purpose. If the Common Stock is not listed or admitted to trading on any national securities exchange, quoted on such National Market System or listed in any list of bid and asked prices in the over-the-counter market, "Fair Market Value" shall mean the value of the Common Stock as determined in good faith by the Committee.

          (l) "Grantee" means a Non-Employee Director who has been granted an Option under the Plan.

          (m) "Non-Employee Director" means a member of the Board of TPI who is not an employee of the Company.

          (n) "Option" means a grant to a Grantee of an option to purchase shares of Common Stock.

          (o) "Permitted Holder" means either (i) the individual who is Chairman of the Board on the date the Plan is adopted or (ii) any other group of Persons of which such individual is a member; provided that such individual has control of the voting and the dispositive power over the shares of Common Stock beneficially owned by such group.

          (p) "Person" means any individual, corporation, partnership, association, joint stock company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

          (q) "Trading Day" means, with respect to the Common Stock, each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the exchange or market on which the Common Stock is traded.

     3. Administration. The Plan shall be administered by the Committee, and shall, at all times, be administered to satisfy the provisions of Rule 16b-3 under the Exchange Act or any successor thereof.

     The Committee shall have the powers vested in it by the terms of the Plan, such powers to include the authority to prescribe the form of the agreements embodying awards of Options made under the Plan. The Committee shall, subject to and not inconsistent with the express provisions of the Plan, have the authority to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

     The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

     The Board shall fill all vacancies, however caused, in the Committee, may from time to time appoint additional members to the Committee, and may at any time remove one or more Committee members and substitute others. One member of the Committee shall be selected by the Board as chairman. The Committee shall hold its meetings at such times and places as it shall deem advisable.

All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at any meeting or by written consent. The Committee may appoint a secretary and make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings.

     No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Option granted hereunder.

     4. Eligibility. Each member of the Board who is a Non-Employee Director shall be granted Options in accordance with Section 6 hereof. The adoption of this Plan shall not be deemed to give any Non-Employee Director any right to be granted an Option to purchase shares of Common Stock, other than in accordance with the terms of this Plan.

     5. Common Stock Subject to the Plan. The stock subject to Options granted hereunder shall be shares of Common Stock. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or that may be reacquired by TPI. The maximum number of shares of Common Stock as to which Options may be granted from time to time under the Plan shall not exceed 150,000. The limitation established by the preceding sentence shall be subject to adjustment as provided in Section 6(k) hereof.

     In the event that any outstanding Option under the Plan should for any reason expire, be cancelled or be terminated without having been exercised in full, the shares of Common Stock allocable to the unexercised portion of such Option shall (unless the Plan shall have been terminated) become available for subsequent grants of Options under the Plan.

     6. Terms and Conditions of Options. Each Option granted pursuant to the Plan shall be evidenced by a written agreement (the "Agreement") between TPI and the Grantee in such form as the Committee shall prescribe from time to time, which Agreement shall comply with and be subject to the following terms and conditions:

          (a) INITIAL GRANTS. On November 17, 1992 (the "Initial Grant Date"), each Non-Employee Director as of such date (a "Current Director") shall be granted automatically, without action by the Committee, an Option to purchase 10,000 shares of Common Stock.

          (b) GRANTS TO NEW NON-EMPLOYEE DIRECTORS. Each Non-Employee Director (a "New Director") who, after the Initial Grant Date, is elected to the Board for the first time by the shareholders of TPI at any special or annual meeting of shareholders shall, at the time such Non-Employee Director is elected and duly qualified, be granted automatically, without action by the Committee, an Option to purchase 10,000 shares of Common Stock.

          (c) ANNUAL GRANTS TO NON-EMPLOYEE DIRECTORS. On the first business day of November 1993, each Current Director who is a Non-Employee Director on such date, shall be granted automatically, without action by the Committee, an Option to purchase 2,500 shares of Common Stock. On the first business day of each February beginning in 1994, each Non-Employee Director on such date, shall be granted automatically, without action by the Committee, an Option to purchase 2,500 shares of Common Stock. On the first business day of each August beginning in 1994, each Non-Employee Director on such date shall be granted automatically, without action by the Committee, an option to purchase 2,500 shares of Common Stock.

          (d) TYPE OF OPTION. Each Option granted under the Plan shall be a "nonqualified stock option" which is not qualified under Section 422 of the Internal Revenue Code of 1986, as amended.

          (e) OPTION PRICE. The Option Price of each Option granted under the Plan shall be equal to one hundred percent (100%) of the Fair Market Value of the shares of Common Stock subject to such Option on the date of grant thereof. The Option Price shall be subject to adjustment as provided in Section 6(k) hereof.

          (f) MEDIUM AND TIME OF PAYMENT. The Option Price shall be paid in full, at the time of exercise, in certified or bank check or cash.

          (g) TERM AND EXERCISE OF OPTIONS. Options granted under the Plan shall be exercisable as to twenty percent (20%) of the shares subject thereto on the first anniversary of the date of grant and shall become exercisable as to an additional twenty percent (20%) of the shares subject thereto on each of the second, third, fourth and fifth anniversaries of such date of grant; provided, however, that the Options granted on the Initial Grant Date shall vest as to each Current Director as if the grant had been made on the date such Current Director was elected to the Board. An Option shall be exercisable for a period of ten (10) years from the date of grant of such Option; provided, however, that the exercise period shall be subject to earlier termination as provided in Sections 6(h) and 6(i) hereof. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, at any time prior to expiration; provided that, in no case may an Option be exercised as to less than one hundred (100) shares at any one time (or the remaining shares covered by the Option if less than one hundred (100) shares). An Option shall be exercised by the delivery by the holder thereof, of written notice of such exercise to TPI at its principal office (attention of the Secretary).

          (h) TERMINATION. Except as provided in this Section 6(h) and in
     Section 6(i) hereof, an Option may not be exercised unless the Grantee is then in service as a director of the Company and unless the Grantee has remained continuously in such service as a director since the date of grant of the Option. In the event that the service of a Grantee as a director shall terminate (other than by reason of death or Disability), all Options of such Grantee that are exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within one year after such termination; provided, however, that if the service of a Grantee as a director of the Company shall terminate for Cause, all Options theretofore granted to such Grantee, shall, to the extent not theretofore exercised, terminate forthwith. Nothing in the Plan or in any Agreement shall confer upon an individual any right to continue in service as a director of the Company or interfere in any way with the right of the Company to terminate such service.

          (i) DEATH OR DISABILITY OF GRANTEE. If a Grantee shall die while in service as a director of the Company or within three (3) months after the termination of such Grantee's service, other than for Cause, or if the Grantee's service as a director shall terminate by reason of Disability, all Options theretofore granted to such Grantee (to the extent otherwise exercisable at the time of death or termination of service) may, unless earlier terminated in accordance with their terms, be exercised by the Grantee or by the Grantee's estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of the death or Disability of the Grantee, at any time within one year after the date of death or Disability of the Grantee.

          (j) NONTRANSFERABILITY OF OPTIONS. Options granted under the Plan shall not be transferable otherwise than by will or by the laws of descent and distribution, and Options may be exercised, during the lifetime of the Grantee, only by the Grantee or by his or her guardian or legal representative.

          (k) EFFECT OF CERTAIN CHANGES.

             (1) If there is any change in the number of shares of Common Stock through the declaration of extraordinary dividends, recapitalization, stock splits, or combinations or exchanges of such shares, or in the event of a sale of all or substantially all of the assets of TPI (an "Asset Sale") or the merger or consolidation of TPI with or into another corporation (a "Merger"), or in the event of other similar transactions, the number of shares of Common Stock available for Options, the number of such shares covered by outstanding Options, and/or the price per share of such Options shall be proportionately adjusted by the Committee to reflect such change; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In the event of any other extraordinary corporate transaction, including but not limited to distributions of cash or other property to TPI's shareholders, the Committee shall equitably adjust outstanding Options to preserve, but not increase, the benefits of such Options.

             (2) In the event of the dissolution or liquidation of TPI, in the event of any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, or in the event of a Merger or Asset Sale or in the event of other similar transactions, the Committee shall provide that the Grantee of each Option then exercisable shall have the right to exercise such Option (at its then Option Price) solely for the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such dissolution, liquidation, or corporate separation or division, or Merger, Asset Sale or similar transaction by a Grantee of the number of shares of Common Stock for which such Option might have been exercised immediately prior to such dissolution, liquidation, or corporate separation or division, Merger, Asset Sale or similar transaction.

             (3) If while unexercised Options remain outstanding under the Plan, there is a "Change in Control" of TPI (as defined below), all Options shall be exercisable in full, whether or not otherwise exercisable. Following such "Change in Control", the Committee shall, in the case of a Merger or Asset Sale, promptly make an appropriate adjustment to the number and class of shares of Common Stock available for Options, and to the amount and kind of shares or other securities or property receivable upon exercise of any outstanding Options after the effective date of such transaction, and the price thereof.

             For purposes of the Plan, a "Change in Control" of TPI shall be deemed to have occurred at such time (i) as any Person other than one or more Permitted Holders, together with its Affiliates or Associates, is or becomes the Beneficial Owner, directly or indirectly, through a purchase, merger or other acquisition transaction, of shares of capital stock of the Corporation entitling such Person to exercise 50% or more of the total voting power of all shares of capital stock of the Corporation entitled to vote in elections of directors, or (ii) as a majority of the Board are not Continuing Directors.

             (4) Paragraphs (2) and (3) of this Section 6(k) shall not apply to a Merger in which TPI is the surviving corporation and shares of Common Stock are not converted into or exchanged for stock, securities of any other corporation, cash or any other thing of value. Notwithstanding the preceding sentence, in case of any Merger of another corporation into TPI in which TPI is the surviving corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares), the Committee shall provide that the Grantee of each Option then exercisable shall have the right to exercise such Option solely for the kind and amount of shares of stock and other securities (including those of any new direct or indirect parent of TPI), property, cash or any combination thereof receivable upon such reclassification, change, consolidation or merger by the holder of the number of shares of Common Stock for which such Option might have been exercised.

             (5) In the event of a change in the Common Stock of TPI as presently constituted, which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

             (6) To the extent that the foregoing adjustments relate to stock or securities of TPI, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

             (7) Except as heretofore expressly provided in this Section 6(k), the Grantee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, Merger or spin-off of assets or stock of another corporation; and any issue by TPI of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of TPI to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets.

          (l) RIGHTS AS A SHAREHOLDER. A Grantee or a transferee of an Option shall have no rights as a shareholder with respect to any shares covered by the Option until the date of the issuance of a stock certificate to him or her for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 6(k) hereof.

          (m) OTHER PROVISIONS. The Plan and the Agreements authorized thereunder shall contain such other provisions, including, without limitation, the imposition of restrictions upon the exercise of an Option, as shall be required to cause the Plan to at all times comply with the requirements of Rule 16b-3 under the Exchange Act or any successor thereof.

     7. Agreement by Optionee Regarding Withholding Taxes. If the Committee shall so require, as a condition of exercise, each Grantee shall agree that--

          (a) no later than the date of exercise of any Option granted hereunder, the Grantee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of such Option, and

          (b) the Company shall, to the extent permitted or required by law, have the right to deduct federal, state and local taxes of any kind required by law to be withheld upon the exercise of such Option from any payment of any kind otherwise due to the Grantee.

     8. Amendment and Termination of the Plan. The Board at any time and from time to time may suspend, terminate, modify or amend the Plan; provided, however, that the Plan shall not be amended more than once during any six (6) month period other than to comply with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules or regulations thereunder. Except as provided in Section 6 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any Option previously granted, unless the written consent of the Grantee is obtained.

     9. Approval by Shareholders. The Plan shall take effect as set forth in
Section 12, but the Plan (and all grants of Options made prior to shareholder approval mentioned herein) shall be subject to the approval by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of TPI present in person or by proxy at a meeting of shareholders held within twelve months of the date that the Plan is adopted by the Board. In the event such shareholder approval is withheld or otherwise not received within the stated period of time, then upon such event, the Plan and all rights hereunder shall immediately terminate, no Grantee (or any permitted transferee thereof) shall have any remaining rights under the Plan and any Agreement entered into in connection herewith shall become null and void.

     10. Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

     11. Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New Jersey without giving effect to conflict of laws principles thereof.

     12. Effective Date of Plan. The Plan shall be effective as of November 17, 1992, which is the date the Plan was adopted by the Board, subject to the approval of the Plan by the shareholders of TPI as provided in Section 9 hereof, and shall terminate on the tenth anniversary thereto, unless sooner terminated in accordance with Section 8 hereof. No Options may be granted under the Plan on or after November 17, 2002, but Options theretofore granted may extend beyond such date.

                      REVOCABLE PROXY-TPI ENTERPRISES, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                   FOR THE 1994 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints J. Gary Sharp and Frederick W. Burford, and each of them, proxies, with full powers of substitution, to act for and in the name of the undersigned to vote all shares of common stock, $.01 par value (the "Common Stock"), of TPI Enterprises, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders and any adournments therof. The Annual Meeting will be held at the Palm Beach Gardens Marriott, 4000 RCA Boulvard, Palm Beach Gardens, Florida on May 19, 1994 at 9:00am., local time.

     The shares represented by this proxy will be voted as directedd by the undersigned. IF NO INSTRUCTIONS ARE SPECIFIED, THE UNDERSIGNED'S VOTE WILL BE CAST "FOR" THE ELECTION OF THE NOMINEES NAMED IN PROPOSAL 1, "FOR " PROPOSAL 2,"FOR" PROPASAL 3 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS PRESENTED AT THE ANNUAL MEETING. At the present time, the Board of Directions knows of no other business to be presented at the Annual Meeting.

     The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting the shares subject to the proxy by written ballot.

     PLEASE COMPLETE, DATED, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE.


                                      SEE
                                     REVERSE
                                      SIDE

THE BOARD OF DIRECTORS RECOMENDS A VOTE "FOR " THE NOMINEES FOR DIRECTORS LISTED BELOW AND "FOR" PROPOSALS 2 AND 3.

                    FOR    WITHELD
1. ELECTIONS  OF    [ ]      [ ]      Nominees: StephenJ. Gary Sharp
   Directors:                         Frederick W. Burford, Paul Lames Sin
                                      Edwin B. Spievack, Osval do Cisneros.
                                      THomas M. Taylor, JohnL. Marion
                                      Douglas k. Bratton and Lawrence F.
                                      Levy.

For, exempt vote withheld from the following nominee(s):


- --------------------------------------------------------------


                                                             FOR AGAINST ABSTAIN
2. THe approval of an amendment to the company's the         [ ]   [ ]     [ ]
   Company's Non-Employee Directors Stock Plan.

3. The ratification of the appointment of Deloitte &         [ ]   [ ]     [ ]
   Touche is independent auditors for the fisal year ending December 25,1994.

In their discretion, the proxies are authorized to vote upon such other businesses as may properly come before the Annual Meeting and any adournmnent thereof.


Please sign exactly as your name appears on the certificate or certificates representing shares to be voted by this proxy. When shazres are held jointly, both holders should sign. WHen signing as attorney, executor, administrator, trustee or guardian, please put your full title. If the signer is a corporation, the full corporate name should br signed by a duly authorized officer.


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SIGNATURE                                                 DATE